CHURCH CAPITAL FUND

(“CCF”)

CODE OF ETHICS

(Rule 17j-l Policy)

Governing Purchase and Sale of Securities by Each

Officer, Trustee and Employee

I.

Statement of Policy

The officers, trustees and employees of CCF have an affirmative duty of good faith and full and fair disclosure of all material facts to CCF and its shareholders (“Shareholders”).   This duty is particularly pertinent whenever such persons are in a situation involving a real or potential conflict of interest.  Such persons must act, and exercise responsibility, for the benefit of the CCF and its Shareholders and may not participate in activities that may conflict with the interests of CCF and its Shareholders except in accordance with this Code of Ethics (“Code”).  Such persons must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of CCF and its Shareholders.  This Code is designed to implement these policies, in accordance with applicable legal requirements.

II.

Acknowledgement of Receipt

All officers, trustees and employees of CCF must receive a copy of this Code and of any amendments to this Code and must acknowledge receipt of the Code and amendments (Appendix 1).

III.

Definitions

Following are definitions of certain terms used in this Code.

1.

1940 Act - Investment Company Act of 1940, as amended.

2.

Access Person - All trustees and officers of CCF are presumed to be Access Persons. Any other employee of CCF who, in the ordinary course of business makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by CCF or whose functions or duties in the ordinary course of business relate to the making of any recommendation to CCF regarding the purchase or sale of Covered Securities.

3.

Access Person Account  - A securities account of (a) an Access Person; (b) an immediate family member who shares the Access Person’s household; (c) another person who shares the Access Person’s household; (d) an account of anyone to whose support the Access Person materially contributes; and (e) any other securities account over which the Access Person exercises a controlling influence.  An Access Person Account does not include an account for which an Access Person has a Beneficial Ownership interest but over which the Access Person does not exercise investment discretion or otherwise have any direct or indirect influence or control, provided that the procedures set forth in this Code are followed.

4.

Adviser – Any entity that may in the future serve as investment adviser or sub-adviser to CCF, provided that the responsibilities of any such Adviser or its affiliates (including its Access Persons) in this Code shall be with respect only to CCF for which such Adviser serves as investment adviser or sub-adviser, and such responsibilities of any such Advisor or sub-advisor shall be covered by such Advisor’s or sub-advisor’s Code of Ethics.

5.

Advisory Person - Includes (a) any natural person in a control relationship to CCF who obtains information concerning recommendations made to CCF with regard to the purchase or sale of Covered Securities by CCF; and (b) any trustee, officer, or employee of CCF (or of any company in a control relationship to CCF) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by CCF or whose functions relate to the making of any recommendations with respect to the purchases or sales.

6.

Automatic Investment Plan - A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

7.

Beneficial Ownership - Generally means having a direct or indirect pecuniary interest in a security and is legally defined to be beneficial ownership as used in Rule 16a-1(a) (2) under Section 16 of the Securities Act of 1934.  Among other things, Beneficial Ownership is presumed regarding securities and accounts held in the name of a spouse or any other family member living in the same household.  Beneficial Ownership also extends to transactions by entities over which a person has ownership, voting or investment control, including corporations (and similar entities), trusts and foundations.

8.

Code - This Code of Ethics

9.

Chief Compliance Officer - Person or persons designated by CCF’s Board of Trustees to fulfill the responsibilities assigned to the Chief Compliance Officer hereunder.

10.

Covered Security - any security as defined in Section 2(a)(36) of the 1940 Act (a broad definition that includes any interest or instrument commonly known as a security), but excluding (a) direct obligations of the U.S. Government, (b) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and (c) shares of open-end investment companies (including exchange-traded funds (“ETFs”) that are organized as open-end funds).

11.

Exempt Securities – (a) direct obligations of the U.S. Government; (b) money market instruments (bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments); (c) money market fund shares; (d) shares of other types of mutual funds (including exchange-traded funds (“ETFs”) that are organized as open-end funds; and (e) units of a unit investment trust.

12.

Fund – Church Capital Fund.

13.

Independent Trustee – A trustee of CCF who is not an “interested person” of CCF (as defined in Section 2(a) (19) of the 1940 Act).

14.

Initial Public Offering - An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

15.

Investment Person - (a) Any employee of CCF (or of any company in a control relationship to CCF) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by CCF; or (b) any natural person who controls CCF and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by CCF.  An Investment Person is an Advisory Person and an Access Person.

16.

Limited Offering - An offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under that Act

17.

Purchase or Sale of a Covered Security - includes, among other things, the writing of an option to purchase or sell a Covered Security.

18.

Security Held or to be Acquired - Any Covered Security that, within the most recent 15 days (i) is or has been held by CCF, (ii) is being considered by CCF for purchase by CCF, or (iii) any option to purchase or sell, and any security convertible into or exchangeable for, one of the foregoing.

IV.

Insider Trading

Law

In the course of business, trustees, officers and employees of CCF, may have access to various types of material non-public information.   Trading while in possession of material non-public information or communicating such information to others who may trade on such information is a violation of the securities laws. This conduct is frequently referred to as “insider trading” (whether or not one is an “insider”).

While the law concerning insider trading is not static, it is generally understood to prohibit:

(a)

Trading by an insider while in possession of material non-public information;

(b)

Trading by a non-insider while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)

Communicating material non-public information to others; or

(d)

Trading ahead of any reports or recommendations prepared by CCF

Who is an Insider? The concept of “insider” is broad. It includes officers, directors, trustees and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, and banks, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. A company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider. In addition, non-employees may come into possession of material non-public information about CCF’s investment activities and be deemed temporary insiders (if they have such information for a limited period), or quasi-insiders (if their access to such information is routine, with access to current information about CCF’s trading and portfolio holdings).

What is Material Information? Trading on non-public information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, knowledge of an impending default on debt obligations, knowledge of an impending change in debt rating by a statistical rating organization, and significant product or management developments.

Material information does not have to relate to the issuer’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter at The Wall Street Journal was found criminally liable for disclosing to others the date that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or not.

As indicated, the SEC has stated that information concerning an investment adviser’s holdings or transactions may be material non-public information.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information which would be considered public could include information found in a report filed with the SEC, appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation, or widely available via Internet access.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then require the Employee to follow the procedures below for reporting and limiting use of the information.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers, and may include fines or damages up to three times the amount of any profit gained or loss avoided. A person can be subject to some or all of the applicable penalties even if he or she does not personally benefit from the violation.

Policy

CCF forbids any employee to trade any security while in possession of material non-public information concerning that security or to communicate material non-public information to others in violation of the law. Insider trading prohibitions apply to all employees and extend to activities within and outside their duties as Employees of CCF.

In addition, it is the policy of CCF that all information about CCF’s securities holdings and transactions is to be kept in strict confidence by those who receive it, and such information may be divulged only within CCF and to those who have a need for it in connection with the performance of services to CCF and its Shareholders.

Procedures

Identification and Protection of Insider Information. If an Employee believes that he or she is in possession of information relative to securities that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

• Report the matter immediately to the Chief Compliance Officer, who will document the               matter.

• Refrain from purchasing or selling the securities on behalf of him or herself or others.

• Refrain from communicating the information inside or outside CCF other than to the Chief Compliance Officer.

After reviewing the issue, the Chief Compliance Officer, or her designee, will notify the Employee that (i) trading in the security is restricted; (ii) trading in the security is not restricted; or (iii) such other action will be taken as the Chief Compliance Officer, or her designee, deems appropriate. This may include imposing firewalls or other safeguards to prevent the communication of the material non-public information and permitting trading of such security by Employees other than the Employee in possession of the material non-public information. If an Employee is in possession of material non-public information relative to a security and it is not appropriate to permit continued trading in the security, the Chief Compliance Officer, or her designee, will notify all Employees that the security is restricted. All decisions about whether to restrict a security, or remove a security from restriction, will be made by the Chief Compliance Officer or her designee. Restrictions on a security also extend to options, rights and warrants relating to such security. When a security is restricted, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer or her designee. In addition, Employees are prohibited from communicating the fact that trading is restricted in a particular security to anyone outside CCF. A security will be removed from restriction if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

Restricting Access to Material Non-public Information. Information in the possession of an Employee that has been identified as material and non-public may not be communicated to anyone, including persons within CCF, except as provided above. In addition, care should be taken so that such information is secure. Documents and files that contain material non-public information should be stored in secure locations and access to computer files containing material non-public information should be restricted.  Employees may not discuss material non-public information with, or in the presence of, persons who are not affiliated with CCF or authorized to receive such information. To this end, Employees should avoid discussions of material non-public information in hallways, elevators, trains, subways, airplanes, restaurants and other public places generally. The use of speaker phones or cellular telephones also should be avoided in circumstances where such information may be overheard by unauthorized persons.

Account Review to Detect Insider Trading. To detect insider trading, the Chief Compliance Officer or her designee, will review the trading activity of CCF and accounts of. Such reviews will be documented by the Chief Compliance Officer or her designee, no less frequently than quarterly.  Such reviews may be conducted by personal interview or any other means at the sole discretion of the Chief Compliance Officer. The Chief Compliance Officer or her designee will investigate any instance of possible insider trading and fully document the results of any such investigation. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation’s disposition.

V.

Personal Securities Transactions and Reporting Requirements

Investments must be consistent with placing the interests of CCF and its Shareholders first and trustee, officers and employees of CCF may not trade on the basis of material non-public information concerning the investment decisions for CCF. Note that Independent Directors are exempt from certain of these requirements.  See “Special Rules for Independent Directors,” below.

LAW

Rule 17j-l under the 1940 Act makes it unlawful for any trustee, officer or employee or other affiliated person of CCF, in connection with the purchase and sale by such person of a “security held or to be acquired” by CCF:

1.

To employ any device, scheme or artifice to defraud CCF;

2.

To make to CCF any untrue statement of a material fact or omit to state to CCF a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.

To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon CCF; or

4.

To engage in any manipulative practice with respect to the Fund.

This Code also reflects certain requirements under other federal securities laws, such as rules concerning insider trading.

To assure compliance with these restrictions and requirements, CCF has agreed to be governed by the provisions contained in this Code and to apply the Code to its officers, trustees and employees, as applicable.

SPECIAL RULES FOR INDEPENDENT TRUSTEES

Pre-Approval -- The pre-approval requirements of this Code shall not apply to Independent Trustees who are not also officers of CCF.  The primary function of the Independent Trustee is to set policy and monitor the management performance of CCF’s officers and employees involved in the management of CCF.  Although they receive information after the fact as to portfolio transactions by CCF, Independent Trustees are not given advance information as to CCF’s contemplated investment transactions.

An Independent Trustee who wishes to purchase or sell any security will therefore generally not be required to obtain advance approval of his security transactions.  If, however, during discussions at Board meetings or otherwise an Independent Trustee should learn in advance of CCF’s current or contemplated investment transactions, then advance approval of transactions in the securities of such company(ies) shall be required for a period of 30 days from the date of such Board meeting.  In addition, an Independent Trustee can voluntarily obtain advance approval of any security transaction or transactions at any time.

Reporting by Independent Trustees  -- The reporting requirements of this Code shall not apply to an Independent Trustee unless he knew, or in the ordinary course of fulfilling his official duties as a trustee or officer should have known, at the time of his transaction, that during the 15-day period immediately before or after the date of the transaction (i.e., a total of 30 days) by the Independent Trustee such security was or was to be purchased or sold by any of the Funds or such a purchase or sale was or was to be considered by a Fund.  If he makes any transaction requiring such a report, he must report all securities transactions effected during the quarter for his account or for any account in which he has a direct or indirect Beneficial Ownership interest and over which he has any direct or indirect influence or control.

POLICY

General Principles.  CCF shall be governed by the following principles and shall apply them to its Access Persons.

1.

No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-l set forth above.

2.

The interests of CCF and its shareholders are paramount and come before the interests of any Access Person or employee.

3.

Personal investing activities of all Access Persons and employees shall be conducted in a manner that avoids actual or potential conflicts of interest with CCF and its shareholders.

4.

Access Persons shall not use their positions, or any investment opportunities presented because they hold those positions, to the detriment of CCF and its shareholders.

Access Persons. CCF’s Chief Compliance Officer maintains a list of Access Persons which consists of the President, Portfolio Manager, Treasurer and the Chief Compliance Officer. It is the policy of CCF that all designated Access Persons file all required initial and annual holding reports and quarterly reports of transactions in Access Person Accounts.

Maintaining Access Person Accounts.  All Access Persons must obtain prior approval before opening an Access Person Account. In addition, all Access Persons are required, at least quarterly, to review in person with the Chief Compliance Officer account statements and trade information duplicate confirmations for all Access Person Accounts.

Pre-Clearance.

(a) Participation in Initial Public Offerings and Limited Offerings. It is the policy of CCF that an Access Person may acquire direct or indirect ownership of securities in an initial public offering or in a limited offering only if advance approval is obtained from the Chief Compliance Officer or Her designee.  Note that there are no exceptions to the pre-clearance requirement for IPO’s and limited offerings.

(b) Other Securities Transactions.   Transactions in securities other than initial public offerings and private placements by Access Persons are subject to pre-clearance by the Chief Compliance Officer or her designee (see “Procedures” section, below), except for transactions in Exempt Securities.

Generally, a transaction in a security in an Access Person Account will be prohibited if CCF is considering investing, has an outstanding order for or has within 24 hours executed a Firm Trade in that security. A “Firm Trade” means a transaction in a security by a broker on behalf of CCF.

Prohibited Transactions. No Access Person may trade in any Access Person account in any security subject to a restriction on trading issued by the Chief Compliance Officer, or her designee, under the insider trading policies and procedures set forth in this Code.

PROCEDURES

Access Person Accounts

Opening an Access Person Account. Prior to opening any Access Person Account, including an account in which only Exempt Securities are traded, an Access Person must provide written notice to the Chief Compliance Officer, or his designee, who must approve the opening of the account. No notice or approval is required where the Account at or on behalf of an investment company can only hold shares of the investment company.

Statements and Confirmations. For any Access Person Account opened or maintained at a broker-dealer, bank or similar financial institution, except for those that can only hold investment company shares, each Access Person shall be responsible for providing account statement information and trade data to the Chief Compliance Officer. Such information can be provided at the quarterly in person meeting with the Chief Compliance Officer.

All such holdings and transaction information must be available for the quarterly review with the Chief Compliance Officer, no later than 30 days after the end of each calendar quarter, except for accounts in which the Access Person transacts only in Exempt Securities.

Reporting Requirements

Holdings and Transaction Reporting Requirements. All Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to their securities holdings and transactions in Covered Securities in which beneficial ownership is held or acquired by the Access Person, except holdings in an account over which the Access Person has no direct or indirect influence or control. Additionally, transactions pursuant to an Automatic Investment Plan need not be included in the transaction reports.  This reporting requirement applies to any securities received through gift, inheritance or other non-volitional means and any transactions effected pursuant to an automatic investment plan.

Initial Holdings Report.  Within 10 days of commencement of employment by CCF, or otherwise becoming an Access Person, each Access Person shall file with the Chief Compliance Officer an Initial Holdings Report on the form attached as Appendix 1 or a substitute acceptable to the Chief Compliance Officer.  The report shall include information on all Covered Securities beneficially owned by the Access Person except holdings in an account over which the Access Person has no direct or indirect influence or control.  The information in the report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  The report shall include: (a) the title, number of shares or principal amount of each Covered Security in which the Access Person had any Beneficial Ownership interest as of the date the person became an Access Person; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and (c) the date the report is submitted by the Access Person.

Annual Holdings Report.  Each Access Person must file annually an Annual Holdings Report on the form attached as Appendix 1 or a substitute acceptable to the Chief Compliance Officer.  The information in the report shall be current as of a date no more than 45 days before the report is submitted.  The information in the reports shall be as of December 31 and shall be filed during the month of January.  The report shall include: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any Beneficial Ownership interest as of December 31; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and (c) the date the report is submitted by the Access Person.

Quarterly Transactions Report.   Each Access Person shall file with the Chief Compliance Officer a Quarterly Personal Securities Transaction Report in the form attached as Appendix 2 (or a substitute acceptable to the Chief Compliance Officer) within 30 days of the end of each calendar quarter.  (See “Procedures,” below.)  The report need not include information regarding transactions in any account over which the Access Person has no direct or indirect influence or control.  The report also need not include information regarding transactions effected pursuant to an Automatic Investment Plan.  The report must include the name of the security, date of the transaction, CUSIP or ticker number, interest rate and maturity date, number of shares or principal amount, price, nature of the transaction and name of the bank, broker-dealer or financial institution through which the transaction was effected.  The date of submission of the report must also be included. Even if no transactions are required to be reported, each Access Person must submit such a report certifying that all transactions have been reported. Access Persons must also report securities that do not appear on the confirmations or account statements (e.g., securities acquired in a private placement or by gift or inheritance) on the Quarterly Securities Transaction Report form provided.

Preclearance

Any Access Person who wishes to effect a transaction in any private placement, initial public offering or limited offering (including those in an Exempt Security) must first obtain written pre-clearance of the transaction from the Compliance Department.  Pre-clearance is not required for transactions in Exempt Securities except as noted in the preceding sentence.  (See Appendix 3.)

Prior to the placement of any order, the Access Person must submit to the Compliance Department a Pre-Approval Trading Form for Access Person Accounts (see Appendix 4), including a copy of the applicable offering documents in the case of a private placement. The Chief Compliance Officer or her designee will review prior and proposed trading activity to determine whether to approve the trade request.  The Compliance Officer will indicate on the form whether or not the trade is approved and the time period that is covered by any such approval. Preclearance is not required for transactions in securities in which CCF is not permitted to invest, such as equity securities.

Unless the Chief Compliance Officer has approved the proposed transaction, the Access Person may not trade in that security. If approval for a proposed transaction is granted, it will be effective for the period noted on the form.  If the transaction is not effected as approved, the Access Person must again seek approval for the transaction.

Firm Trades Effected After Access Person Trades. The Chief Compliance Officer reviews Firm trading activity quarterly to determine whether any Firm trades have been effected within 24 hours after an approved trade for an Access Person Account. If a Firm trade occurred within such 24 hour period, the Chief Compliance Officer or her designee will discuss the original trade with the Access Person and determine whether the trading activity was appropriate. The Chief Compliance Officer may require the Access Person to take such action as the Chief Compliance Officer deems necessary in connection with such trade, including but not limited to, requiring that the Access Person disgorge any gains on his or her trade.  The Chief Compliance Officer will document any investigation into such trading activity.

Review and Availability of Personal Trade Information. All information supplied under these procedures, including quarterly transaction and initial and annual holdings reports, is reviewed by the Chief Compliance Officer or her designee for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer will review all account data within 30 days after the end of the quarter to which they apply. In undertaking such review, such Compliance Officer shall:

• Address whether the Access Person received pre-approval for all trades;

• Address whether the Access Person complied with all other applicable internal procedures;

• Compare Access Person transactions to any restrictions in effect at the time of the trade;

• And periodically analyze the Access Person’s trading for patterns that may indicate abuse.

The Chief Compliance Officer or her designee will document such reviews by initialing Access Person reports or otherwise indicating the statements that have been reviewed and will maintain copies of the Access Person reports and account data received.

VI.

Enforcement

Any potential violation of the provisions of the Code or related policies will be investigated by the Chief Compliance Officer, or, if a material violation is suspected, the Chief Compliance Officer and/or Fund Board of Trustees and/or outside legal counsel. If the Chief Compliance Officer determines that a material violation of the Code has occurred the Chief Compliance Officer shall promptly report the violation to the Board of Trustees. The Board of Trustees, including a majority of the Independent Trustees, with the exception of ant person whose transaction is under consideration, shall take such actions as they consider appropriate, in addition to any disgorgement required, including, among other things, a letter of sanction, suspension or termination of the employment of the violator. No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself. If, for example, a securities transaction of the Chief Compliance Officer is under consideration, a d\trustee of CCF designated for this purpose by the Board or, in the absence of such designation, the Chair of CCF’s Nominating and Governance Committee, shall act in all respects in the manner prescribed herein in place of the Chief Compliance Officer. The Chief Compliance Officer will also comply with the reporting requirements of this Code.

Confidentiality. The Chief Compliance Officer or her designee will maintain records in a manner to safeguard their confidentiality. Each Access Person’s records will be accessible only to the Access Person, the Chief Compliance Officer and senior officers.

VII.

Reports to the Board

The Chief Compliance Officer of CCF shall report in writing to the Board of Trustees at least annually:

• Significant issues arising under the code of ethics, including material violations of the code of ethics; violations that, in the aggregate, are material; and any sanctions imposed;

• Significant conflicts of interest involving the personal investment policies of CCF even if they do not involve a violation of the code of ethics; and

• The results of monitoring of personal investment activities of Access Persons in accordance with the procedures referred to in the Code.

Each such report shall certify that CCF has adopted procedures reasonably necessary to prevent Access Persons from violating the Code of Ethics.

The Chief Compliance Officer shall have discretion to determine that a violation is not material and need not be included in a report to the Board of Trustees.

The Boards of Trustees shall consider reports made to them hereunder and may impose such sanctions or further sanctions, as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator.

In addition to the annual report, the Chief Compliance Officer shall report to the Board of Trustees of each Fund promptly, but no later than the next board meeting, regarding serious violations of the Code. The Boards of Trustees shall review the Code and its operation at least once a year.

VIII.

Recordkeeping

CCF shall maintain the following records:

1.

The Code and any related procedures and any code that has been in effect during the past five years shall be maintained in an easily accessible place;

2.

A copy of each written acknowledgement and assurance obtained from an Access Person in accordance with the requirements of the Code.

3.

A record of any violation of the Code and of any action taken as a result of the violation, to be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

4.

A copy of each report under the Code by an Access Person, to be maintained for at least five years after the end of the fiscal year in which the report is made, the first two years in an easily accessible place;

5.

A record of all persons, currently or within the past five years, who are or were required to make or to review reports under the applicable sections of this Code, to be maintained in an easily accessible place;

6.

A copy of each report by the Chief Compliance Officer to the CCF Board, to be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

7.

A record of any decision, and the reasons supporting the decision, to approve an acquisition by an Access Person of securities offered in an Initial Public Offering or in a Limited Offering, or to approve a securities transaction by an Access Person pursuant to of this Code, to be maintained for at least five years after the end of the fiscal year in which the approval is granted.

IX.

Approval Requirements

This Code, and any material changes to this Code, must be approved by the Board of Trustees of CCF. Such approval must be based on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1.  Before approving the Code or any amendment to the Code, the Board of Trustees must receive a certification from CCF that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.  Before initially retaining any investment adviser, sub-adviser or principal underwriter, CCF’s Board of Trustees must approve the code of ethics of the relevant entity, and must approve any material change to that code of ethics within six months after the adoption of the change.

Reviewed	Reviewed By:	Notes on Changes
12/9/2016	Board of Trustees	Initial Approval

APPENDIX 1

Church Capital Fund

Pursuant to the requirement of the Code of Ethics, the undersigned hereby certifies as follows:

1.

I have received and read the organization’s Code of Ethics.

2.

I understand the Code of Ethics and acknowledge that I am subject to it

3.

I will comply with the requirements of the Code of Ethics.

4.

I will abide by the Code and report all personal securities transactions required to be reported under the requirement of the Code of Ethics.

__________________________

Signature

__________________________

Print Name

__________________________

Date

APPENDIX 2

Church Capital Fund

INITIAL OR ANNUAL HOLDINGS REPORT

Employee Name: ____________________________

List the account number and name of any broker, dealer or bank with whom you maintain an account in which any securities are held for your direct or indirect benefit.

Broker Dealer or Bank with whom account is maintained	Account number

Complete the information below for all securities held for your direct or indirect benefit excluding (a) direct obligations of the U.S. Government, (b) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (c) shares of money market funds, (d) shares of open-end investment companies and (e) shares of unit investment trusts that invest exclusively in open-end investment companies.

Holding(s)	Shares/Par

☐ See Attached Statements

____________________________

Signature

____________________________

Print Name

____________________________

Date

APPENDIX 3

Church Capital Fund

SECURITIES ACQUIRED IN A PRIVATE PLACEMENT OR BY GIFT OR INHERITANCE

This form is to be completed, dated and signed within 30 days of each calendar quarter and submitted to the Chief Compliance Officer.

Date	Buy/Sell	Account Number	Account Name	Security	Symbol	Shares	Price per Share

__________________________________

Employee Signature

__________________________________

Date

__________________________________

Print Name

APPENDIX 4

Church Capital Fund

Pre-Approval Trading Form

This form is to be completed, dated and signed within 30 days of each calendar quarter and submitted to the Chief Compliance Officer.

NAME: ______________________________________

I hereby request the approval of the following securities transaction(s) to be effected for the following account(s).

Date	Buy/Sell	Account Number	Account Name	Security	Symbol	Par or Shares	Price

1.

Are you aware of any material non-public information regarding the security (ies) or the issuer(s)?

Yes ____

No ____

Discussion:

2.

Is the security (ies) part of a Limited Offering?

Yes _____

No ____

Discussion:

3.

Is the security (ies) part of an Initial Public Offering?

Yes_____

No ____

Discussion:

4.

Are you aware of any facts regarding the proposed transaction(s) that may be suggest a potential conflict of interest related to Client accounts or the Capstone Funds?

Yes____

No____

Discussion:

Signature: ___________________________

Date: _______________

Print Name:  _____________________________

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Approval or Denial of Securities Transaction Request (To be completed by the Compliance Officer or Designee)

Compliance Officer Comments:

Action taken:

Approved ____

Approved Transaction Date(s)   ________________

Denied _____

Signature: __________________________________

Date: _______________________

Print Name:  _____________________________